Exhibit 10.6

Non-Exclusive License and Private Label Agreement

THIS AGREEMENT is dated this Nov 19th, 2012, between GLOBAL HYDROGEN TECHNOLOGIES, INC. (“GHT”), a Florida Corporation (together with its subsidiaries and affiliates”), and KLEANGAS ENERGY TECHNOLOGIES, INC. (“Kleangas”) a Florida Corporation (“together with its subsidiaries and affiliates”) herein after referred to collectively to as the “parties”.

RECITALS

WHEREAS, GHT and Kleangas own all rights, titles and interests to certain products the subject matter of this Agreement; and

WHEREAS, the Products are further defined as including any improvements, reissues or extensions as well as any continuations, divisions or U.S. Patent applications that shall be based on the patent(s) and any patent applications corresponding to the above described patent(s) and patent applications that are issued, filed or to be filed in any and all foreign countries; and

WHEREAS, GHT desires to issue a non-exclusive and private label license to Kleangas for those products listed as the Exhibit I, attached hereto and made a part of this Agreement; and

WHEREAS, Kleangas desires to accept the issuance of a non-exclusive private label license from GHT for those products listed in Exhibit 1; and

WHEREAS, the parties desire in this Agreement, to define, set forth their relationship, the circumstances under which they shall participate, operate and function including GHT granting to Kleangas the right for Kleangas to use their own private label in connection with the products.

NOW, THEREFORE, in consideration of the mutual covenants, promises, duties responsibilities and obligations contained hereto, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, they agree as follows:

1.     The Products. The Licensed Products are defined as the GHT products specifically described initially in this Agreement as: Oxy-hydrogen generator; electrolyzer known as the “Mark” series in Exhibit 1 and accepted and agreed to by Kleangas. The Products in Exhibit 1 may be added or subtracted upon agreement by GHT and Kleangas.

2.     Spin-off Products. Spin-offs’ common usage is “any product that is derived from, based on or adapted from the Licensed Product”. The parties acknowledge and agree that it is not expected that there will be any spin-off products resulting from this Agreement. However there may be enhanced and more sophisticated products that will evolve pursuant to this Agreement. In the event that occurs the parties agree it shall not be a violation of this Agreement, since both parties acknowledge that there shall be prior written approval to an enhancement or sophistication use of any Licensed Product that is the subject matter of this Agreement.

3.     Grant of Rights. GHT grants to Kleangas a nonexclusive right to sell the Products under Kleangas’ Private Label in association with the sale, use, promotion or distribution of the Licensed Products.

4.      Sublicense. Kleangas may sublicense the rights granted pursuant to this agreement provided Kleangas obtains GHT’s prior written consent to such sublicense. Any sublicense granted in violation of this provision shall be void.

5.     Private Label. GHT hereby grants to Kleangas the right to affix or to have affixed its own labels on the products and packages purchased from GHT for resale by Kleangas from GHT under Kleangas brand name.

6.     GHT Private Label Warranties. GHT represents and warrants that all Products are produced by GHT; and

a.     Conform to GHT most current written specifications for such products;

b.     Fit for its intended use;

c.     To the best of GHT knowledge free, from infringement of all copyright, trademarks, patents and other intellectual property rights;

d.     Are manufactured and distributed in compliance with good manufacturing practices, applicable Federal laws and regulations of the United States and other countries, applicable state laws and regulations of the State of Florida and other states

7.     Kleangas Represents, Warrants and Agrees that:

a.     It is solely responsible for all labels it produces and/or affixes itself, or has produced and/or affixed on its behalf by GHT or others, Kleangas labels to products;

b.     GHT’s name shall not appear on the products without Kleangas’ prior written approval;

c.     All Kleangas Private Labels are to the best of their knowledge, free from infringement of all copyrights, trademarks, patents and other intellectual property rights;

d.     No changes or over labeling on the Products without prior written approval by GHT;

e.     To the extent Kleangas makes any change to any GHT labels without prior written approval by GHT or makes any claim, representation or warranty with respect to any products beyond the scope of this agreement, such change, representation or warranty by GHT shall be null and void and if held invalid shall be the sole responsibility of Kleangas;

f.     Kleangas will make no claims to its customers on the product labels beyond what appears on GHT Stock Labels or in GHT literature, or with respect to other items without prior written approval by GHT;

8.     Private Label Approval. GHT reserves the right to prior approval of all Private Labels which Kleangas affixes to the Products.

9.     Reservation of Rights. GHT expressly reserves all rights other than those being conveyed or granted in this Agreement to Kleangas.

10.     Territory. The rights granted to Licensee are an unlimited worldwide non-exclusive territory (“the "Territory").

11.     Term. This Agreement shall commence upon the Effective Date and shall extend for a period of five (5) years (the "Initial Term"). Thereafter the Agreement may be renewed by Kleangas under the same terms and conditions for another five (5) year period (the "Renewal Terms"), provided that:

a.     Kleangas provides written notice of its intention to renew this Agreement within thirty (90) days prior to the expiration of the current term;

b.     Kleangas has satisfied all the term and conditions of this Agreement and is not in default under this Agreement.

12.     Price List. GHT shall provide Kleangas with a cost of materials, parts and labor (Cost) plus 150 percent markup. That shall become the cost that Kleangas will pay GHT. Kleangas shall accept and choose from the “Products” it desires to include in their Private Label inventory which from time to time may be modified by Kleangas and GHT. GHT shall provide Kleangas with an effective date of thirty (30) days after notice for any increase in prices to take effect.

13.     No License and Private Label Fee. GHT agrees there shall be no License or Private Label fee to be paid by Kleangas.

14.     Terms of Invoices and Payments. Kleangas shall include a Fifty percent (50%) deposit with any written order for products with the balance due upon receipt of the products by Kleangas. All payments shall be paid in United States Dollars by wire transfer, check drawn on a United States bank. All payment records shall be kept available for at least one year after each payment year.

15.     Late Payment. Time is of the essence with respect to all payments to be made by Kleangas under this Agreement. If Kleangas is more than five (5) days late when any payment is due provided for in this Agreement, Kleangas shall pay interest on the payment from the date due until paid at a rate of 1.5% per month, or the maximum rate permitted by law, whichever is less.

16.     GHT’s Warranties. GHT warrants that it has the power and authority to enter into this Agreement and has no knowledge as to any third party claims regarding the proprietary rights in the Products which would interfere with the rights granted under this Agreement.

17.     Indemnification by GHT. GHT shall indemnify and hold Kleangas harmless from all costs, damages and liabilities (including but not limited to reasonable attorney fees and court costs) resulting from any product liability claim, by a party that Kleangas has directly provided with any Product, on the condition, that any such product was not contaminated, improperly stored, altered, misbranded, or diverted from its intended destination. Further, was not a breach of GHT’s warranties defined in Paragraph 6 (a) - (d), provided: (a) such claim, if sustained, would prevent Kleangas from marketing the Licensed Products; (b) such claim arises solely out of the products as disclosed in this Agreement, and not out of any change in the product made by Kleangas or a vendor, or by reason of an off-the-shelf component or by reason of any claim for trademark infringement; (c) Kleangas gives GHT prompt written notice of any such claim; (d) such indemnity shall only be applicable in the event of a final decision by a court of competent jurisdiction from which no right to appeal exists.

18.     Indemnification by Kleangas. Kleangas shall indemnify and hold GHT harmless from any liability incurred by GHT involving or arising out of (a) any breach or failure by Kleangas to meet any obligation to GHT under this Agreement; (b) any tort claim, including claims for personal injury, advertising injury, wrongful death to any persons, or injury or damage to any property or business resulting from or in connection with any wrongful or negligent act or omission by Kleangas (or its employees or other agents) in the course of its performance of this Agreement, including, but not limited to, the storage, handling, distribution, sale or transportation of the Products and the making of a representation, warranty or condition concerning the characteristics or method of usage of the Products which differs from that offered GHT; and (c) any third-party claim arising from Kleangas misrepresented action of its authority from any contractual commitment made by Kleangas not expressly authorized under this Agreement; provided, however, that Kleangas’ obligation hereunder shall in no way require defense or indemnification regarding any liability, loss, expense or claim arising from any act or omission of Kleangas with respect to any of the products.

19.     Compliance with Intellectual Property Laws. The license granted in this Agreement is conditioned on Kleangas' compliance with the provisions of the intellectual property laws of the United States and any foreign country in the Territory. All copies of the Products as well as all promotional material shall bear appropriate proprietary notices.

20.     Infringement Against Third Parties. In the event that either party learns of imitations or infringements of the Property or Licensed Products, that party shall notify the other in writing of the infringements or imitations GHT shall have the right to commence lawsuits against third persons arising from infringement of the Products. In the event that GHT does not commence a lawsuit against an alleged infringer within sixty (60) days of notification by Kleangas then Kleangas may commence a lawsuit against the third party. Before the filing of suit, Kleangas shall obtain the written consent of GHT to do so, and such consent shall not be unreasonably withheld. GHT will cooperate fully and in good faith with Kleangas for the purpose of securing and preserving Kleangas rights to the Products. Any recovery (including, but not limited to, a judgment, settlement or licensing agreement included as resolution of an infringement dispute) shall be divided equally between the parties after deduction and payment of reasonable attorneys' fees to the party bringing the lawsuit.

21.     Exploitation. Kleangas agrees to distribute and sell the Products in commercially reasonable quantities during the term of this Agreement and to commence such assemble distribution and sale within a reasonable time period. This is a material provision of this Agreement.

22.     Confidential Information. GHT and Kleangas shall share reciprocal rights and obligations with respect to confidential information, and agree, during and after the term of this Agreement, to (a) not use or disclose any confidential information to any person other than Kleangas' or GHT’s employees except to the extent necessary to perform their respective obligations under this Agreement; and (b) impose these obligations on anyone to whom it discloses the confidential information; (c) Notwithstanding the foregoing, in the event either GHT or Kleangas receives a governmental request, subpoena or other legal demand for disclosure of any confidential information of the other, GHT or Kleangas shall notify the other and both parties shall cooperate with one another to abide by the law, but to (d) attempt to prevent any unnecessary disclosures in response to such legal demands and the like. Any disclosures compelled pursuant to Subparagraph 23 (c) shall not be regarded as a breach of this Agreement. Any failure by either party to cooperate with the other party in regards to Subparagraphs 23(c) or (d) constitutes a waiver of any and all rights to enforce this Agreement, and all costs in complying with any such legal demand and the like shall be charged solely to the non-cooperating party.

23.     Termination. This Agreement terminates at the end of five (5) years (the "Initial Term") unless renewed by Kleangas under the same terms and conditions for another five (5) year period (the "Renewal Term") provided that Kleangas provides written notice of its intention to renew this agreement within thirty (90) days prior to expiration of the current term. In no event shall the Agreement extend longer than the date of expiration of the longest living patent (or patents) or last remaining patent application as listed in the definition of the “Products”.

24.     GHT's Right to Terminate. GHT shall have the right to terminate this Agreement for the following reasons:

a.     Kleangas fails to introduce the Products to market within a reasonable time period or to offer the Products in commercially reasonable quantities during any subsequent year;

b.     Kleangas fails to maintain confidentiality regarding GHT trade secrets and other Information;

c.     Kleangas assigns or sublicenses in violation of this Agreement.

25.     Effect of Termination. Upon termination of this Agreement, all rights granted to Kleangas Licensee under this Agreement shall terminate and revert to GHT and Kleangas will refrain from further manufacturing, copying, marketing, distribution or use of any Products. Within thirty (30) days after termination, Kleangas shall deliver to GHT a statement indicating the number and description of the Products which it had on hand or is in the process of manufacturing as of the termination date. Kleangas may dispose of the Products covered by this Agreement for a period of three (3) months after termination or expiration, except that Kleangas shall have no such right in the event this agreement is terminated according to GHT’s Right to Terminate, above. Upon termination, Kleangas shall deliver to GHT all tooling and molds used in the manufacture of the Products GHT shall bear the costs of shipping for the tooling and molds.

26.     Survival. The obligations of certain Sections in this Agreement that are applicable to surviving this Agreement, shall survive any termination.

27.     Attorneys' Fees and Expenses. The prevailing party shall have the right to collect from the other party its reasonable costs and necessary disbursements and reasonable attorneys' fees incurred in enforcing this Agreement.

28.     Mediation & Arbitration. The parties agree that every dispute or difference between them, arising under this Agreement, shall be settled first by a meeting of the parties attempting to confer and resolve the dispute in a good faith manner. If the parties cannot resolve their dispute after conferring, any party may require the other parties to submit the matter to non-binding mediation, utilizing the services of an impartial professional mediator approved by all parties. If the parties cannot come to an agreement following mediation, the parties agree to submit the matter to binding arbitration at a location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall include the assessment of costs, expenses and reasonable attorney's fees and shall include a written record of the proceedings and a written determination of the arbitrators. Absent an agreement to the contrary, any such arbitration shall be conducted by an arbitrator experienced in Intellectual Property Law. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. In the event of any such dispute or difference, either party may give to the other notice requiring that the matter be settled by arbitration. An award of arbitration shall be final and binding on the parties and may be confirmed in a court of competent jurisdiction.

29.     Governing Law. This Agreement shall be governed in accordance with the laws of the State of Florida.

30.     Jurisdiction. The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Florida in any action arising out of or relating to this Agreement. The parties waive any other venue to which either party might be entitled by domicile or otherwise.

31.     Waiver. The failure by either party to exercise any right provided in this Agreement shall not be a waiver of prior or subsequent rights.

32.     Invalidity. If any provisions of this Agreement is invalid under applicable statute or rule of law, it is to be considered omitted and the remaining provisions of this Agreement shall in no way be affected such other provisions shall remain in full force and effect.

33.     Entire Understanding. This Agreement expresses the complete understanding of the parties and supersedes all prior representations, agreements and understandings, whether written or oral. This Agreement may not be altered except by a written document signed by both parties.

34.     Attachments & Exhibits. The parties agree and acknowledge that all attachments and exhibits referred to in this Agreement are incorporated in this Agreement by reference.

35.     Notices. Any notice or communication required or permitted to be given under this Agreement shall be sufficiently given when received by personal delivery, certified mail, sent by facsimile transmission or overnight courier.

To: Global Hydrogen Technologies Inc.
       1201 US Highway 19
       Holiday, Florida 34691

To: Kleangas Energy Technologies Inc.
       8110 Ulmerton Road
       Largo, Florida 33771

36.     Assignability. Either party may not assign or transfer its rights or obligations pursuant to this Agreement without the prior written consent of the other party. Any assignment or transfer in violation of this section shall be void.

37.      Effective Date of This Agreement. This Agreement shall become effective on the date first above written.

38.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

39.     Amendment. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by duly authorized representatives of both parties.

40.     Rule of Construction This Agreement shall be deemed to have been jointly drafted.

41.     Severability. In the event any provision in this Agreement shall be held invalid by a court of competent jurisdiction the same shall not affect in any respect whatsoever the validity of the remaining provisions which shall remain in full force and effect.

42.     Previous Agreement. The Non-Exclusive License and Private Label Agreement, dated June 18, 2012, between the parties, is hereby terminated and neither party thereto shall for any reason be liable to the other thereunder.

43.     Signatures. Each party has signed this Agreement through its authorized representative. The parties, having read this Agreement, indicate their consent to the terms and conditions by their signature below.

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first above written.

GLOBAL HYDROGEN TECHNOLOGIES INC.

By:	/s/ Scott Harlib
Scott Harlib
President

KLEANGAS ENERGY TECHNOLOGIES, INC.

By:	/s/ William Wylie
William Wylie
President

EXHIBIT 1

PRODUCTS

The “Mark” Series

The Licensed Products are defined as the GHT products specifically described initially in this Agreement as: Oxy-hydrogen generator; electrolyzer known as the “Mark” series in and accepted and agreed to by Kleangas. The Products in this Exhibit may be added or subtracted upon agreement by GHT and Kleangas.